NEWS RELEASE

1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Announces Closing
of Initial Public Offering

VERNAL, UT., May 29, 2014 — Superior Drilling Products, Inc. (NYSE MKT:SDPI) (“SDPI” or the “Company”), a provider of drilling products for the oil, natural gas and mining services industry, announced that it has closed its initial public offering of 7,762,500 shares of common stock at a price of $4.00 per share, including 1,012,500 shares sold pursuant to the over-allotment option exercised in full by the underwriters of the initial public offering. Shares began trading on the NYSE MKT under the symbol SDPI on May 23, 2014.

Roth Capital Partners acted as the sole book-running manager, Wunderlich Securities acted as co-lead manager, and Feltl & Company acted as the co-manager, for the offering.

The common stock was issued pursuant to a registration statement on Form S-1, which was declared effective by the Securities and Exchange Commission on May 22, 2014. Copies of the written prospectus for the offering may be accessed through the Securities and Exchange Commission’s website at www.sec.gov, or may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About SDPI
SDPI is an innovative, cutting-edge manufacturer and remanufacturer of PDC (polycrystalline diamond compact) drill bits and drill string tools for the oil, natural gas and mining services industries. SDPI operates a technologically-advanced PDC drill bit remanufacturing facility, as well as a state-of-the-art drill tool machining facility. SDPI designs, manufactures and markets for rent drill string tools including the patented Drill N Ream well bore enhancement tool. SDPI also provides manufacturing, leasing, and refurbishing of drill string tools to oil field services clients.

Additional information about the Company can be found at its website: www.sdpi.com.

For more information, contact investor relations:
Deborah K. Pawlowski / Alex P. Hamilton
Kei Advisors LLC
(716) 843-3908 / (716) 242-8632
dpawlowski@keiadvisors.com / ahamilton@keiadvisors.com

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